Company Contact:
Vyteris Holdings (Nevada), Inc.
Michele Quine
201-703-2403
www.vyteris.com

For Immediate Release

Vyteris Holdings Provides Shareholder Update

Fair Lawn, NJ, October 18, 2006 – Vyteris Holdings, Inc. (OTCBB: VYHN), a leading developer of drug delivery products, today provided the following update from Timothy J. McIntyre, the company’s president and chief executive officer:

To Our Stockholders:

With pleasure I write to you as the chief executive officer of Vyteris. I joined Vyteris on January 1, 2006 with an extensive background in the pharmaceutical industry including marketing, sales, operations and management.

During the past nine months, your management team and I have engaged in a total review of our business. The outcomes of this intense review period are well-defined action plans to improve Vyteris’ performance. All areas of our business have been redefined: our go-to-market business strategy, future development programs, and ensuring alignment with our employee and management expectations and performance.

In terms of strategy, we have developed a laser-focused business plan that we believe will generate near-term sales and pave the way for profitability. This plan is also expected to drive substantial growth in subsequent years, being based on marketplace activities with high probability of success with reduced risk.

I would like to dedicate this letter, the first of many, to sharing our commercial marketing plan with you. The highlights of the plan should give you a clear picture of the major opportunities we face, and our ambition to stake a leadership position in delivering drugs through our unique “smart patch” technology.

The new Vyteris strategy includes the following:

PAIN RELIEF

We plan to expand the market for LidoSite®1, our unique needle-free system that quickly numbs the skin prior to injections. We have the marketing rights to the physicians’ office market and intend to enter into arrangements with large pharmaceutical companies that presently sell directly to office-based physicians, especially rheumatologists, orthopedic surgeons, pediatricians, dermatologists, and internal medicine practitioners.

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1 LidoSite® is a registered trademark of B Braun Medical

Vyteris Holdings, Inc.

One of the largest opportunities for sales of LidoSite is the 569,000 office-based physicians who routinely take blood samples (venipuncture). There are over 900,000 blood samples drawn each day in the U.S. As such, the U.S. physician office-based market is exponentially larger than the hospital marketplace.

Our plan is to establish LidoSite as a clinical standard operating procedure for painless blood testing. We intend to establish marketing agreements to distribute and sell through well established blood lab sales forces and distribution systems.

Beyond the lucrative blood sample opportunity, another targeted market for LidoSite are the many patients that are taking frequent injections for the treatment of rheumatoid arthritis and other related diseases. As a therapy for rheumatoid arthritis, the TNF inhibitor injection market is one of the highest growth sectors in U.S. healthcare, resulting in over 200,000 prescriptions per month.

We plan to accelerate clinical trials of our “smart patch” delivery system for the treatment of migraine headaches that affect 28 million people in the U. S. alone, representing a growing $1.3 billion marketplace. Vyteris has previously announced a Phase I human clinical study that showed the feasibility of active transdermal delivery of triptans, the leading class of drugs to treat migraine. Our goal is to use our own resources to complete the additional trials needed to gain FDA approval for the commercial sale of a Vyteris brand migraine product. By conducting the trials ourselves and doing our own manufacturing and sales, we can maximize the value of this product.

In a new pain program, we will soon begin a Phase II trial to demonstrate the benefits of transdermally delivering Non-Steroidal Anti-Inflammatory Drugs (“NSAID”s). We hope the “smart patch” will eliminate side effects such as internal bleeding stemming from oral delivery of NSAID’s. We will seek a development partner with strong distribution capabilities to assist with this strategy.

SMART PATCH DELIVERY OF PEPTIDES

As a compliment to our focus on pain management, we will build upon the positive Phase I results of our program with Ferring Pharmaceuticals for active transdermal delivery of a fertility enhancement peptide. Details about these results are included in our August 10, 2006 press release, a copy of which is available on our website. Our goal is submission of a protocol for Phase II trials to the U.S. Food and Drug Administration (FDA) in the first half of 2007.

An estimated 25 million women worldwide have fertility problems, so this market is significant both to Vyteris and Ferring. If approved by the FDA, this product could become the standard of care in women’s reproductive health with handsome royalties to Vyteris.

FUTURE OPPORTUNITIES

We plan to exploit the broad potential of our “smart patch” technology by seeking other pharmaceuticals that can be more effectively delivered transdermally. Our goal is to establish at least two new major drug development projects in each of the next several years.

Vyteris Holdings, Inc.

In summary, I’d like to reinforce what I believe are the driving forces that will dynamically propel our company forward and fulfill the promise of our technology. These include:

1.	A highly versatile, FDA-approved and patented platform technology that may be applicable in multiple markets;

2.	An ability to generate near-term sales;

3.	An experienced management team with a keen commercial focus;

4.	Control over development of our own branded migraine treatment; and

5.	Strategic partnership agreements in place and planned that will accelerate our entry into significant markets with unsatisfied medical needs.

On behalf of my colleagues and our board of directors, I thank you for your support as we go forward during this very exciting time for Vyteris.

Sincerely,

Timothy J. McIntyre
Chief Executive Officer

About Vyteris, Inc.

Vyteris, Inc., a wholly owned subsidiary of Treasure Mountain Holdings, Inc., is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's proprietary active transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with control in the rate, dosage and pattern of delivery. The Company's lead product, LidoSite®, provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite® received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit www.vyteris.com.

Statements in this press release other than historical statements constitute “forward-looking statements”. Such forward-looking statements are subject to material risks and uncertainties, which could cause the Company's forward-looking statements to be materially inaccurate. The Company has described such risks and uncertainties under the caption “Risk Factors” in various filings made with the SEC

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